Exhibit 99.1

Phillips 66 Partners Announces 5 Percent Increase in
Quarterly Cash Distribution

HOUSTON, July 20, 2016 - Phillips 66 Partners LP (NYSE: PSXP) announces that the board of directors of its general partner declared a second-quarter 2016 cash distribution of $0.505 per common unit. This quarter’s distribution represents an increase of 5 percent over the previous quarterly distribution of $0.481 per unit and a 26 percent increase over second-quarter 2015. The distribution increase is consistent with previous guidance that the partnership expects a 30 percent compound annual distribution growth rate from the last quarter of 2013 through 2018. This is the eleventh consecutive quarterly distribution increase since Phillips 66 Partners’ initial public offering in 2013. The second-quarter distribution is payable Aug. 12, 2016, to unitholders of record as of Aug. 3, 2016.

About Phillips 66 Partners
Headquartered in Houston, Phillips 66 Partners is a growth-oriented master limited partnership formed by Phillips 66 to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum product and natural gas liquids pipelines and terminals and other transportation and midstream assets. For more information, visit www.phillips66partners.com.

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CONTACTS
Rosy Zuklic, (investors)
832-765-2297
Rosy.zuklic@p66.com

or

C.W. Mallon (investors)
832-765-2297
c.w.mallon@p66.com

or

Dennis Nuss (media)
832-765-1850
dennis.h.nuss@p66.com

TAX CONSIDERATIONS

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100 percent of Phillips 66 Partners LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Phillips 66 Partners LP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not Phillips 66 Partners LP, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.